Exhibit 10.1

650 West Georgia, Suite 2400

Vancouver, BC, V6B 4N7

(604) 257 3512

January 11, 2010

Via Facsimile

Richard Kozukan

1150 Forge Walk

Vancouver BC V6H 3P9

Dear Sirs:

Re:  WordLogic Corporation (“WordLogic”) Debt Settlement Agreement

We write with reference to the loan agreement (collectively the “Loan Agreement”) between WordLogic and Richard Kozukan (“Mr. Kozukan”) dated June 15, 2006. This letter will confirm our understanding regarding the repayment by WordLogic to Mr. Kozukan of all amounts payable to Mr. Kozukan pursuant to the Loan Agreement.  WordLogic and Mr. Kozukan agree as follows:

Each WordLogic and Mr. Kozukan acknowledge that the full amount of the debt (the “Debt”) outstanding and payable to Mr. Kozukan pursuant to the Loan Agreement is US$ 71,933, which amount includes principal and interest.

Accordingly, the parties agree that, in full settlement of the Debt, Worldlogic shall pay to Mr. Kozukan 479,554 common shares (the “Shares”) in the capital stock of WordLogic at the fair market value of US$0.15 per share for a total value of US$71,933.

Furthermore, in consideration of the Shares, Mr. Kozukan, on behalf of himself, his affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, hereby releases and forever discharges WordLogic and its past, present and future directors, officers, attorneys, principals, owners, agents, insurers and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising from the Loan Agreement, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

Kindly acknowledge your acceptance of the foregoing arrangement by returning a signed copy of this letter.  By signing below, Mr. Kozukan acknowledges that this agreement constitutes the final written expression of all the terms between Mr. Kozukan and WordLogic regarding the settlement of the Loan Agreements and the Shares, and shall be biding upon and enure to the benefit of WordLogic, Mr. Kozukan and their respective representatives, officers, directors, agents, employees, successors and assigns.

This agreement may be executed by facsimile and in counterparts.

Yours truly,

WORDLOGIC CORPORATION

By:

/s/ Frank Evanshen

Frank Evanshen,

President and Chief Executive Officer

ACCEPTED:

Richard Kozukan

/s/ Richard Kozukan

Richard Kozukan

Date: January __, 2010